Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Bojangles’, Inc. and subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-204133) on Form S-8 and (No. 333-214630) on Form S-3 of Bojangles’, Inc. of our report dated March 7, 2018, with respect to the consolidated balance sheets of Bojangles’, Inc. and subsidiaries as of December 31, 2017 and December 25, 2016, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), which report appears in the December 31, 2017 annual report on Form 10-K of Bojangles’, Inc.

/s/ KPMG LLP

Charlotte, North Carolina

March 7, 2018